SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

 FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

SCP POOL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	36-3943363
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

109 Northpark Blvd.	70433-5001
Covington, Louisiana	(Zip Code)
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

None

            If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. 9

            If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. 9

            Securities Act registration statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $0.001 per share	Nasdaq National Market

Item 1.  Description of Registrant’s Securities to be Registered

            The undersigned Registrant hereby amends Item 1 of its Registration Statement on Form 8-A in part as follows:

            1.        All references to the amount of authorized capital stock of the Company shall be revised to reflect that the Company is authorized to issue 40,000,000 shares of common stock, $0.001 par value (the "Common Stock") and 1,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock").

            2.         The paragraphs entitled "Limitations on Liability and Indemnification of Officers and Directors" and "Transfer Agent and Registrar" contained in the "Description of Capital Stock" shall be deleted, and the following paragraphs shall be added:

Certain Provisions of our Certificate and Bylaws

            Certain provisions of our Certificate and Bylaws may have the effect, either alone or in combination with each other, of making more difficult or discouraging an acquisition of our Company without the support of our board of directors.

            Advance Notice of Stockholder Nominations and Stockholder Business. Our Bylaws permit a stockholder to nominate a person for election as a director or bring other matters before a stockholders’ meeting only if written notice of such stockholder’s intent, including such information regarding the nominee as would be required to be included in our proxy statement, has been given to our secretary, generally no less than 120 days or more than 270 days prior to the first anniversary of the date upon which we mailed proxy materials in connection with the previous year’s annual meeting. Any stockholder nomination or proposal that fails to comply with these requirements may be disqualified.

            Special Meetings. Our Bylaws provide that special meetings of stockholders may only be called by the board of directors, our chairman of the board or our president. Except as required by law, we must give notice of a special meeting of stockholders in the same manner as notice of an annual meeting of stockholders, and the notice must specify the purpose of the meeting.

            Limitations on Liability and Indemnification of Officers and Directors. Our Certificate limits the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law, and provides that we shall indemnify our directors and officers to the fullest extent permitted by such law.

Transfer agent and Registrar

            The Transfer Agent and Registrar for the Common Stock is Equiserv Trust Company, N.A.

Item 2.  Exhibits

            The undersigned Registrant hereby amends Item 2 of its Registration Statement on Form 8-A to read in its entirety as follows:

Exhibit No.	Description
3.1	Restated Certificate of Incorporation of SCP Pool Corporation. (1)
3.2	Composite Bylaws of SCP Pool Corporation. (2)

4.1	Form of certificate representing shares of Common Stock of SCP Pool Corporation. (3)

_______________

(1)	Incorporated by reference to SCP Pool Corporation’s Quarterly Report on Form 10-Q for the period ended June 30, 2001.

(2)	Incorporated by reference to SCP Pool Corporation’s Quarterly Report on Form 10-Q for the period ended March 31, 2003.

(3)	Incorporated by reference to SCP Pool Corporation’s Registration Statement (File No. 33-92738).

SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SCP POOL CORPORATION

By:	/s/ Craig K. Hubbard
Name:	Craig K. Hubbard
Title:	Chief Financial Officer, Treasurer and Secretary

Dated: May 1, 2003